UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One) [] Form 10-K [] Form 20-F [] Form 11-K [X] Form 10-Q [] Form N-SAR

                           For Period Ended: June 30, 1998
                           [ ] Transition Report on Form 10-K
                           [ ] Transition  Report on Form 20-F
                           [ ] Transition  Report on Form 11-K
                           [ ] Transition Report on Form 10-Q
                           [ ] Transition  Report on Form N-SAR
                           For the Transition Period Ended: ___________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I - REGISTRANT INFORMATION

Gibbs Construction, Inc.
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Full Name of Registrant


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Former Name if Applicable

1855 Wall Street
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Address of Principal Executive Office (Street and Number)

Garland, TX 75041
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City, State and Zip Code

PART II - RULES 12b-25 (b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[ X ]    (b)  The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10- Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
         (c)  The accountant's statements or other exhibit required by Rule
              12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

The Company's 1997 Form 10-K financials and March 31, 1998 financials are being reviewed for possible amendment and the June 30, 1998 financials must be consistent.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         ROBERT A. FORRESTER                       (972)            437-9898
         -----------------------          ---------        ------------
         (Name)                          (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If the answer is no, identify report(s).
         [X] Yes [ ] No
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(3)      Is it anticipated that any significant changes in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof:
         [ ] Yes     [X] No
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         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


Digital Data Networks, Inc. has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:   August 14, 1998           By: /s/ Danny Gibbs
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                                          Danny Gibbs, President